First California Financial Group, Inc. 8-K

Exhibit 99.1

For further Information:

At the Company:	At PondelWilkinson:	Corporate Headquarters Address:
Ron Santarosa	Angie Yang	3027 Townsgate Road, Suite 300
805-322-9333	310-279-5980	Westlake Village, CA 91361

For Immediate Release

FIRST CALIFORNIA REPORTS 2009 FOURTH QUARTER AND FULL YEAR FINANCIAL RESULTS

-- Company to Host Quarterly Investor Call Monday, February 8 at 11 a.m. Pacific Time --

WESTLAKE VILLAGE Calif., February 5, 2010 – First California Financial Group, Inc. (Nasdaq:FCAL), the holding company of First California Bank, today reported financial results for its fourth quarter and full year ended December 31, 2009.  The company also announced it will host a conference call on Monday, February 8, 2010 at 11 a.m. Pacific (2 p.m. Eastern) to review its financial results.

Investment professionals are invited to participate in the live call by dialing 800-860-2442 (domestic) or 412-858-4600 (international) and requesting the First California conference call.  Other interested parties are invited to listen to the live call through a live, listen-only audio Internet broadcast at www.fcalgroup.com.  Listeners are encouraged to visit the Web site at least 15 minutes prior to the start of the call to register, download and install any necessary audio software.

“During a most formidable year for community banks, First California demonstrated strength and stability by cautiously managing through the credit cycle while positioning for an improving economic environment,” said C. G. Kum, President and Chief Executive Officer.  “We aggressively addressed problem loans as the recessionary economy understandably impacted our customers.   The core earnings power of the company supported the absorption of credit losses and a build up of our loan loss reserves. Other highlights for 2009 include the growth in our core deposits, the reduction in our operating expense structure and our success with maintaining strong liquidity and capital levels.”

2009 Fourth Quarter Financial Highlights:

▪	The company remained strongly capitalized with total risk-based capital ratio of 12.69% and tier-one leverage ratio of 8.52% as of December 31, 2009;

▪	Total deposits, exclusive of brokered deposits, increased by $15.2 million in the fourth quarter and $389.6 million year-to-date;

▪	Total loan portfolio of $939.2 million at year-end reflects sequential contraction due to ongoing reduction of the construction portfolio offsetting the overall growth in non-construction loans;

▪	The company posted a fourth quarter provision for loan losses of $6.4 million and increased its reserves to 1.76% of total loans;

▪	Net interest income increased 12.8% to $11.1 million for the 2009 fourth quarter from $9.8 million in the prior-year period;

▪
The company continued efforts to minimize risk exposure by shifting the composition of its securities portfolio to safer, shorter-term investments; realized a gain on sale of securities of $2.2 million in Q4 2009;

▪
Noninterest expense for the 2009 fourth quarter totaled $11.9 million, compared with $9.7 million in the fourth quarter a year ago; included in noninterest expense for Q4 2009 was $1.1 million of losses on and expenses for foreclosed property, compared with $28,000 a year ago;

▪	The company posted a quarterly net loss of $2.9 million, compared with net income of $1.1 million in the prior-year period.

First California Financial Group, Inc.	NASDAQ: FCAL
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Asset Quality

Nonaccrual loans and loans past due 90 days and accruing amounted to $40.2 million as of December 31, 2009 and represented 4.2% of total loans.  This reflects a slight improvement from $42.3 million as of September 30, 2009, or 4.3% of total loans.  Total foreclosed property at the end of 2009 decreased to $4.9 million from $6.1 million at September 30, 2009, reflecting the sale of one property and a writedown of another property.  The company now holds one property as other real estate owned.

The company continued to successfully downsize its construction portfolio, which declined by nearly $45 million over the course of the year to $64.3 million at December 31, 2009.   The commercial real estate portfolio continued to perform well, as evidenced by only eight loans totaling $7.3 million in the company’s past due and nonaccrual loan categories at December 31, 2009.

“We continue to see no evident signs of widespread deterioration in our construction and commercial real estate portfolios,” Kum said. “While total past dues exhibited an increase, two loans totaling $9 million in the 30 to 59 day category were brought current in early January. In addition, a $3 million nonaccruing loan was paid off in full in January.  Lower past due and nonaccrual loan trends, combined with a noticeable slowing of new problem loans, lead us to be cautiously optimistic that the worst of the credit cycle for First California may be behind us.”

Net loan charge-offs totaled $2.0 million for the 2009 fourth quarter and $8.2 million for the full year.  This represents a net charge-off to average loans ratio of 0.89% for 2009. The company’s 2009 fourth quarter provision for loan losses of $6.4 million exceeded net charge-offs and considerably increased the allowance for loan losses to $16.5 million from $12.1 million as of September 30, 2009.  This boosted the allowance for loan losses as a percentage of total loans to 1.76% at December 31, 2009 from 1.29% at September 30, 2009.  The provision for loan losses in the fourth quarter reflects First California’s continued cautious outlook regarding the economic environment.

Results of Operations

Net interest income before provision for loan losses increased 12.8% to $11.1 million for the 2009 fourth quarter from $9.8 million in the prior-year period.  The company attributed the increase in large part to the benefits from its 1st Centennial transaction that took place in early 2009.  As part of this transaction, the company selectively expanded its loan portfolio, which contributed to increased levels of interest income on loans in the 2009 fourth quarter, versus the prior-year period. Benefiting from the stability of core deposits assumed in the transaction, along with new and expanded deposit relationships, First California was able to reduce its funding costs. Interest expense for the fourth quarter of 2009 was $4.5 million, as compared to $5.2 million for the fourth quarter of 2008.

Net interest margin for the 2009 fourth quarter was 3.35%.  The 15 basis point reduction from the immediately preceding third quarter reflects lost interest income of $818,000 from loans in nonaccrual status and a shift to lower-yielding interest-earning assets.  As noted last quarter and continuing in the 2009 fourth quarter, the company reduced the overall risk exposure of its securities portfolio by shifting the composition to safer, but lower interest-yielding investments.  Compared with the fourth quarter a year ago, net interest margin declined by 55 basis points due to the adverse impact from higher levels of nonaccrual loans, a higher percentage of earning assets in lower-yielding federal funds sold and a shift in the composition of the company’s securities portfolio.  These effects were partially offset by a continued reduction in the cost of interest-bearing liabilities, which equaled 1.79% for the 2009 fourth quarter, compared with 1.93% for the preceding third quarter and 2.50% in the fourth quarter a year-ago.

Noninterest income for the 2009 fourth quarter increased significantly to $2.4 million from $1.4 million in the prior-year period.  The increase reflects a $2.2 million net gain on sale of securities posted in the 2009 fourth quarter and increased deposit-related service charges from an expanded deposit customer base, offset by a $550,000 impairment loss on three private label collateralized mortgage obligation securities and a $392,000 impairment loss on a $1.0 million community development-related equity investment.

First California Financial Group, Inc.	NASDAQ: FCAL
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Noninterest expense for the 2009 fourth quarter totaled $11.9 million, compared with $9.7 million in the fourth quarter a year ago.  For the full year, noninterest expense was $46.9 million, versus $35.1 million in 2008.  The loss on and expense of foreclosed property included in noninterest expense was $1.1 million for the 2009 fourth quarter and $1.6 million for the full year.  For all of 2008, the loss on and expense of foreclosed property was $28,000.

Operating expenses for the 2009 fourth quarter were $10.4 million, compared with $10.7 million in the 2009 third quarter and $9.4 million in the fourth quarter a year ago.  For the full year, operating expenses were $42.3 million, compared with $33.9 million.  Operating expenses exclude foreclosed property loss and expense, amortization of intangible assets, market loss on loans held-for-sale, and the FDIC special insurance assessment.  The decrease in operating expenses from the 2009 third quarter reflects in part the workforce reduction and branch closure undertaken in the 2009 third quarter.  The increase in operating expenses for the year reflect the one-time integration and conversion expenses associated with the 1st Centennial transaction and increased costs associated with the six branches and related personnel as well as higher FDIC regular insurance expense.  In addition, the 2009 second quarter included charges for the FDIC special insurance assessment of $675,000 and a market loss on loans held-for-sale of $709,000.  There were no comparable charges to expense in 2008.

For the three months ended December 31, 2009, the company incurred a net loss of $2.9 million, equal to $0.27 per common share, after a dividend payment of $312,500 to the U.S. Treasury Department.  This compares with the 2009 third quarter net loss of $136,000, or $0.04 per diluted common share, after a dividend payment of $312,500 to the U.S. Treasury.  For the 2008 fourth quarter, the company reported net income of $1.1 million, equal to $0.10 per diluted common share.

For the year ended December 31, 2009, the company incurred a net loss of $4.7 million, or $0.50 per diluted common share, after dividend payments totaling $1.1 million to the U.S. Treasury Department.  This compares with net income of $6.4 million, or $0.54 per diluted common share, for the year ended December 31, 2008.

Loans at December 31, 2009 totaled $939.2 million, up 19.2% from $787.9 million at year-end 2008.  The increase principally reflects the selective addition of 1st Centennial loans and the reclassification of loans held-for-sale to the loan portfolio, partially offset by the strategic, ongoing reduction of the company’s construction portfolio.  Deposits as of December 31, 2009 totaled $1.12 billion, compared with $817.6 million as of December 31, 2008.  The sharp increase is predominantly attributed to the addition and retention of approximately $270 million in non-brokered deposits from the 1st Centennial Bank transaction.  In addition, the company noted an increase in deposit relationships, primarily in core deposits.  Total assets at December 31, 2009 equaled $1.46 billion, compared with $1.18 billion at December 31, 2008.

Liquidity and Capital Resources

Core deposits, which exclude brokered deposits and time deposits greater than $100,000, continue to be First California’s primary source of funds and increased to $837.7 million as of December 31, 2009 from $802.0 million as of September 30, 2009.   The company also has access to alternate funding sources that are available typically at a lower cost than current market prices on time deposits.  Accordingly, First California utilizes from time to time brokered deposits, FHLB advances and State of California time deposits.  With the company’s strong liquidity position and the growth in deposit relationships, First California continued to reduce its brokered deposits to $32.5 million at December 31, 2009 from $115.0 million at December 31, 2008.  State of California deposits remained the same at $110 million at the end of both years.  Deposits, excluding brokered deposits and the initial impact of the 1st Centennial transaction, increased $119.6 million year-to-date.  The shift in the mix of deposits and the repricing of time deposits to current market rates during the quarter continued to benefit the company’s cost of interest-bearing deposits, which decreased to 1.26% for the fourth quarter of 2009 from 1.43% for the preceding 2009 third quarter.

First California Financial Group, Inc.	NASDAQ: FCAL
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At December 31, 2009, First California had available total unsecured Federal Funds facilities with other financial institutions of $27.0 million.  In addition, the company has a $12.4 million secured borrowing facility with the Federal Reserve Bank of San Francisco.  Also, the unused and available borrowing capacity on the company’s secured FHLB borrowing facility was in excess of $144.0 million at December 31, 2009.

At December 31, 2009, First California had $15.7 million of Federal Funds sold and $349.6 million of securities.  The securities portfolio is comprised mainly of Agency Notes, Treasury Bills, municipal and mortgage-related securities.  During the 2009 fourth quarter, the company continued to shift the composition of its securities portfolio to include more lower-risk, shorter-term investments.  First California sold a portion of its U.S. government agency mortgage-backed securities, U.S. government agency notes and municipal securities, aggregating $126.6 million, and posted a net gain on sale of securities of $2.2 million for the 2009 fourth quarter. The ongoing restructuring of the securities portfolio is designed to reduce risk, shorten the duration of the portfolio and increase the liquidity of the portfolio, effectively enhancing the company’s ability to increase interest-earning assets in future periods.

Total shareholders’ equity equaled $157.2 million at December 31, 2009, compared with $158.9 million at December 31, 2008.  The company’s net book value per common share was $11.45 at December 31, 2009, compared with $11.80 at December 31, 2008.  Tangible book value per common share was $5.23 at December 31, 2009, compared with $6.69 at December 31, 2008.  The decline is attributed to a higher number of outstanding common shares versus the prior year-end count, the net loss for the year and an increase in intangible assets as a result of the 1st Centennial transaction.

First California’s total risk-based and leverage capital ratios at December 31, 2009 were 12.69% and 8.52%, respectively.  First California’s tangible common equity as a percentage of tangible assets declined to 4.38% as of December 31, 2009 from 6.85% as of year-end 2008, primarily reflecting the increase in intangible assets as a result of the 1st Centennial transaction.

First California recently approved an informal agreement with the Federal Reserve Bank of San Francisco under which the company agreed, among other items, to obtain prior regulatory approval before declaring or paying any dividends, making any payments on trust preferred securities or making any other capital distributions.  The company has received approval to pay the scheduled February 2010 dividend on the Series B Preferred Stock.

Kum concluded: “Notwithstanding the difficult operating environment of 2009, we successfully remained well capitalized, grew our deposit base, took steps to reduce our operating expense structure and strengthened our liquidity and balance sheet position.  We are hopeful about the prospects for 2010 given the recent positive asset quality developments and expectations for expanding net interest margin in a rising rate environment.  This position of strength has allowed us to recently recruit talented lending teams which will support our plans to redeploy excess liquidity into loan portfolio growth in an improving economy.”

Use of Non-GAAP Financial Measures

This news release includes “non-GAAP financial measures” within the meaning of the Securities and Exchange Commission rules. Tangible common equity as a percentage of tangible assets and operating expense are non-GAAP financial measures.  Tangible common equity to tangible assets represents tangible common equity, calculated as total shareholders’ equity less preferred stock and related dividend and accretion of preferred stock discount, goodwill and intangible assets, net, divided by total assets less goodwill and other intangible assets, net.  Operating expense excludes foreclosed property loss and expense, amortization of intangible assets, market loss on loans held-for-sale and the FDIC special insurance assessment.  Management believes that the measure of tangible common equity as a percentage of tangible assets is useful when comparing banks with preferred stock due to TARP funding with banks without preferred stock on their balance sheet and for evaluating a company’s capital levels.  Management also believes that operating expense is useful for comparing the bank’s operating expense structure with prior-year periods.  This information is not intended to be considered in isolation or as a substitute for the relevant measures calculated in accordance with U.S. GAAP. The reconciliation of these non-GAAP financial measures to GAAP financial measures is provided as an attachment to the financial tables.

First California Financial Group, Inc.	NASDAQ: FCAL
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Conference Call and Webcast

First California will hold a conference call on Monday, February 8, 2010 at 11 a.m. Pacific (2 p.m. Eastern) to discuss the company’s 2009 fourth quarter and full year financial performance.  Investment professionals are invited to participate in the live call by dialing 800-860-2442 (domestic), or 412-858-4600 (international) and requesting the First California conference call.  Other interested parties are invited to listen to the live call through a live, listen-only audio Internet broadcast at www.fcalgroup.com.  Listeners are encouraged to visit the Web site at least 15 minutes prior to the start of the call to register, download and install any necessary audio software.  For those who are not available to listen to the live broadcast, the call will be archived on the same Web site for one year.  A telephonic replay of the call will be available through February 15, 2010 by dialing 877-344-7529 (domestic) or 412-317-0088 (international) and entering replay passcode 437660.

About First California

First California Financial Group, Inc. (Nasdaq:FCAL) is the holding company of First California Bank.  Celebrating 30 years of business in 2009, First California is a regional force of strength and stability in Southern California banking with assets of $1.46 billion and led by an experienced team of bankers. The company specializes in serving the comprehensive financial needs of the commercial market, particularly small- and middle-sized businesses, professional firms and commercial real estate development and construction companies. Committed to providing the best client service available in its markets, First California offers a full line of quality commercial banking products through 17 full-service branch offices in Los Angeles, Orange, Riverside, San Bernardino, San Diego and Ventura counties.  The holding company’s Web site can be accessed at www.fcalgroup.com. For additional information on First California Bank’s products and services, visit www.fcbank.com.

Forward-Looking Information

This press release contains certain forward-looking information about First California that is intended to be covered by the safe harbor for "forward-looking statements" provided by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking statements, and include statements related to the maintenance of First California’s asset quality and capital position, the company’s ability to enhance efficiencies and manage costs and the expected continued progress in consolidating operations and the benefits of those activities, the monitoring of and management of risks in First California’s loan portfolio, the adequacy of sources of liquidity to support First California’s operations and strategic plans, the monitoring of and response to changing market conditions, and the status of the economy in the Southern California communities served by First California.  Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of First California. First California cautions readers that a number of important factors could cause actual results to differ materially from those expressed in, or implied or projected by, such forward-looking statements. Risks and uncertainties include, but are not limited to, revenues are lower than expected, credit quality deterioration which could cause an increase in the provision for credit losses, First California’s ability to complete future acquisitions, successfully integrate such acquired entities, or achieve expected beneficial synergies and/or operating efficiencies within expected time-frames or at all, changes in consumer spending, borrowing and savings habits, technological changes, the cost of additional capital is more than expected, a change in the interest rate environment reduces interest margins, asset/liability repricing risks and liquidity risks, general economic conditions, particularly those affecting real estate values, either nationally or in the market areas in which First California does or anticipates doing business are less favorable than expected, a slowdown in construction activity, recent volatility in the credit or equity markets and its effect on the general economy, loan delinquency rates, the ability of First California to retain customers, demographic changes, demand for the products or services of First California as well as their ability to attract and retain qualified people, competition with other banks and financial institutions, and other factors. If any of these risks or uncertainties materializes or if any of the assumptions underlying such forward-looking statements proves to be incorrect, First California's results could differ materially from those expressed in, or implied or projected by such forward looking statements. First California assumes no obligation to update such forward-looking statements.  For a more complete discussion of risks and uncertainties, investors and security holders are urged to read the section titled "Risk Factors" in First California's Annual Report on Form 10-K and any other reports filed by it with the Securities and Exchange Commission ("SEC"). The documents filed by First California with the SEC may be obtained at the SEC's website at www.sec.gov. These documents may also be obtained free of charge from First California by directing a request to: First California Financial Group, Inc., 3027 Townsgate Road, Suite 300, Westlake Village, CA 91361. Attention: Investor Relations. Telephone (805) 322-9655.

# # #

(Financial Tables Follow)

First California Financial Group
Unaudited Quarterly Financial Results

(in thousands except for share data and ratios)
As of or for the quarter ended	31-Dec-09	30-Sep-09	30-Jun-09	31-Mar-09	31-Dec-08

Income statement summary
Net interest income	$11,091	$11,396	$11,897	$10,670	$9,836
Service charges, fees & other income	1,238	1,269	1,260	1,235	1,146
Loan commissions & sales	(6)	22	44	9	70
Operating expenses	10,372	10,684	10,826	10,401	9,370
Provision for loan losses	6,350	4,117	1,110	5,069	200
Foreclosed property loss & expense	1,121	193	249	-	28
Amortization of intangible assets	416	417	417	376	298
Gain (loss) on securities transactions	2,159	1,639	2,000	671	(9)
Impairment loss on securities	942	-	565	-	-
Market loss on loans held-for-sale	-	-	709	-	-
FDIC special assessment	-	-	675	-	-
Gain (loss) on derivatives	-	-	-	-	185
Income (loss) before tax	(4,719)	(1,085)	650	(3,261)	1,332
Tax expense (benefit)	(1,855)	(949)	433	(1,383)	200
Net income (loss)	$(2,864)	$(136)	$217	$(1,878)	$1,132

Balance sheet data
Total assets	$1,459,821	$1,469,628	$1,448,456	$1,458,841	$1,178,045
Shareholders' equity	157,226	161,058	159,116	158,181	158,923
Common shareholders' equity	133,056	137,002	135,174	134,355	135,210
Earning assets	1,304,601	1,304,625	1,282,497	1,285,060	1,057,198
Loans	939,246	940,852	940,209	897,723	787,920
Loans - held for sale	-	-	-	31,309	31,401
Securities	349,645	302,378	245,858	271,743	202,462
Federal funds sold & other	15,710	61,395	96,430	84,285	35,415
Interest-bearing funds	977,358	1,002,776	987,048	1,005,012	822,285
Interest-bearing deposits	807,105	827,036	804,071	815,799	628,584
Borrowings	143,500	149,000	156,250	162,500	167,000
Junior subordinated debt	26,753	26,740	26,727	26,713	26,701
Goodwill and other intangibles	72,301	72,717	73,134	73,545	58,550
Deposits	1,124,715	1,125,031	1,096,679	1,103,578	817,595

Asset quality data & ratios
Loans past due 30 to 89 days & accruing	$14,592	$7,314	$8,203	$6,395	$2,644
Loans past due 90 days & accruing	200	2,970	299	65	429
Nonaccruing loans	39,958	39,330	26,957	8,380	8,475
Total past due & nonaccrual loans	$54,750	$49,614	$35,459	$14,840	$11,548

Repossessed personal property	$-	$-	$61	$76	$107
Other real estate owned	4,893	6,120	6,767	993	220
Total foreclosed property	$4,893	$6,120	$6,828	$1,069	$327

Net loan charge-offs	$1,981	$3,935	$430	$1,842	$151
Allowance for loan losses	$16,505	$12,137	$11,955	$11,275	$8,048
Allowance for loan losses to loans	1.76%	1.29%	1.27%	1.26%	1.02%

Common shareholder data
Basic earnings (loss) per common share	$(0.27)	$(0.04)	$(0.01)	$(0.18)	$0.10
Diluted earnings (loss) per common share	$(0.27)	$(0.04)	$(0.01)	$(0.18)	$0.10
Book value per common share	$11.45	$11.78	$11.62	$11.55	$11.80
Tangible book value per common share	$5.23	$5.53	$5.33	$5.23	$6.69
Shares outstanding	11,622,893	11,626,213	11,633,289	11,633,289	11,462,964
Basic weighted average shares	11,625,386	11,630,928	11,633,289	11,527,629	11,436,152
Diluted weighted average shares	11,625,386	11,630,298	11,976,738	11,527,629	11,727,614

Selected ratios
Return on average assets	-0.77%	-0.04%	0.06%	-0.55%	0.39%
Return on average equity	-7.08%	-0.34%	0.54%	-4.76%	3.22%
Equity to assets	10.77%	10.96%	10.99%	10.84%	13.49%
Tangible equity to tangible assets	6.12%	6.32%	6.25%	6.11%	8.97%
Tangible common equity to tangible assets	4.38%	4.60%	4.51%	4.39%	6.85%
Efficiency ratio	100.40%	85.73%	98.60%	87.30%	83.63%
Net interest margin (tax equivalent)	3.35%	3.50%	3.75%	3.60%	3.90%
Total risk-based capital ratio:
First California Bank	12.18%	11.62%	11.54%	11.56%	12.27%
First California Financial Group, Inc.	12.69%	12.47%	12.48%	12.73%	16.62%

First California Financial Group
Unaudited Quarterly Financial Results

	Three months ended Dec. 31,		Twelve months ended Dec. 31,
	2009	2008	2009	2008
(in thousands, except per share data)
Interest income:
Interest and fees on loans	$13,295	$12,130	$52,439	$51,521
Interest on securities	2,239	2,857	12,086	11,684
Interest on federal funds sold and interest bearing deposits	48	12	416	30
Total interest income	15,582	14,999	64,941	63,235
Interest expense:
Interest on deposits	2,612	3,022	12,131	13,397
Interest on borrowings	1,412	1,702	5,924	7,301
Interest on junior subordinated debentures	467	439	1,832	1,755
Total interest expense	4,491	5,163	19,887	22,453
Net interest income before provision for loan losses	11,091	9,836	45,054	40,782
Provision for loan losses	6,350	200	16,646	1,150
Net interest income after provision for loan losses	4,741	9,636	28,408	39,632
Noninterest income:
Service charges on deposit accounts	1,034	871	4,233	2,756
Loan sales and commissions	(6)	70	70	452
Net gain (loss) on sale of securities	2,159	(9)	6,469	(22)
Impairment loss on securities	(942)	-	(1,507)	-
Net gain (loss) on derivatives	-	185	-	1,042
Other income	204	275	769	1,153
Total noninterest income	2,449	1,392	10,034	5,381
Noninterest expense:
Salaries and employee benefits	4,832	5,103	20,864	18,526
Premises and equipment	1,667	1,491	6,538	4,813
Data processing	591	305	2,403	1,313
Legal, audit and other professional services	961	576	2,719	1,962
Printing, stationary and supplies	157	199	757	691
Telephone	222	212	986	752
Directors’ fees	123	112	521	434
Advertising, marketing and business development	200	385	1,344	1,324
Postage	55	48	245	199
Insurance and assessments	872	298	3,376	1,230
Loss on and expense of foreclosed property	1,121	28	1,563	28
Amortization of intangible assets	416	297	1,626	1,190
Market loss on loans held-for-sale	-	-	709	-
Other expenses	692	642	3,205	2,643
Total noninterest expense	11,909	9,696	46,856	35,105
Income (loss) before provision for income taxes	(4,719)	1,332	(8,414)	9,908
Provision (benefit) for income taxes	(1,855)	200	(3,753)	3,542
Net income (loss)	$(2,864)	$1,132	$(4,661)	$6,366

Earnings (loss) per common share:
Basic	$(0.27)	$0.10	$(0.50)	$0.56
Diluted	$(0.27)	$0.10	$(0.50)	$0.54

First California Financial Group
Unaudited Quarterly Financial Results

	December 31,	December 31,
(in thousands)	2009	2008

Cash and due from banks	$29,926	$13,712
Federal funds sold	15,710	35,415
Securities available-for-sale, at fair value	349,645	202,462
Loans held for sale	-	31,401
Loans, net	922,741	780,373
Premises and equipment, net	20,286	20,693
Goodwill	60,720	50,098
Other intangibles, net	11,581	8,452
Deferred tax assets, net	6,046	2,572
Cash surrender value of life insurance	11,791	11,355
Foreclosed property	4,893	327
Accrued interest receivable and other assets	26,482	21,185

Total assets	$1,459,821	$1,178,045

Non-interest checking	$317,610	$189,011
Interest checking	82,806	22,577
Money market and savings	339,750	198,606
Certificates of deposit, under $100,000	116,012	191,888
Certificates of deposit, $100,000 and over	268,537	215,513
Total deposits	1,124,715	817,595

Securities sold under agreements to repurchase	45,000	45,000
Federal Home Loan Bank advances	98,500	122,000
Junior subordinated debentures	26,753	26,701
Accrued interest payable and other liabilities	7,627	7,826

Total liabilities	1,302,595	1,019,122

Total shareholders’ equity	157,226	158,923

Total liabilities and shareholders’ equity	$1,459,821	$1,178,045

FIRST CALIFORNIA FINANCIAL GROUP, INC.
RECONCILIATION OF GAAP FINANCIAL MEASURES TO NON - GAAP FINANCIAL MEASURES
(unaudited)
(in thousands except for share data and ratios)

	12/31/2009	12/31/2008

Total shareholders' equity	$157,226	$158,923
Less: Goodwill and intangible assets	(72,301)	(58,550)
Tangible equity	84,925	100,373
Less: Preferred stock	(24,170)	(23,713)
Tangible common equity	$60,755	$76,660

Total assets	$1,459,821	$1,178,045
Less: Goodwill and intangible assets	(72,301)	(58,550)
Tangible assets	$1,387,520	$1,119,495

Common shares outstanding	11,622,893	11,462,964

Tangible equity to tangible assets	6.12%	8.97%
Tangible common equity to tangible assets	4.38%	6.85%
Tangible book value per common share	$5.23	$6.69

	Three months ended Dec. 31,		Twelve months ended Dec. 31,
	2009	2008	2009	2008

Total noninterest expense	$11,909	$9,696	$46,856	$35,105
Less: Foreclosed property loss and expense	(1,121)	(28)	(1,563)	(28)
Less: Amortization of intangible assets	(416)	(297)	(1,626)	(1,190)
Less: Market loss on loans held-for-sale	-	-	(709)	-
Less: FDIC special insurance assessment	-	-	(675)	-
Operating expense	$10,372	$9,371	$42,283	$33,887